Exhibit 10.2

EMPLOYMENT AGREEMENT AMENDMENT

THIS EMPLOYMENT AGREEMENT AMENDMENT, dated as of May 12, 2005 (this “Amendment”), among AETNA INC., a Pennsylvania corporation (“Parent”), ACTIVE HEALTH MANAGEMENT, INC., a Delaware corporation (the “Company”) and LONNY REISMAN, M.D., an individual residing at 18 Sutton Terrace, Jericho, New York 11753 (“Executive”).  Capitalized terms not defined herein have (and shall have for purposes of this Amendment) the meanings ascribed to such terms in the Agreement and Plan of Merger dated of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), by and among Parent, ARIZONA ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), the Company and JOSEPH A. RILEY, solely in his capacity as a Stakeholder Representative.

WHEREAS, Parent, Purchaser and the Company propose to enter into the Merger Agreement pursuant to which Purchaser will be merged with and into the Company (the “Merger”) and the Company will continue as the surviving corporation;

WHEREAS, Executive is a founder and senior executive of the Company;

WHEREAS, Executive owns a substantial number of shares of Company Common Shares and Company Stock Options and, by virtue of such ownership, will be paid significant cash consideration pursuant to the terms of the Merger Agreement upon completion of the Merger;

WHEREAS, prior to the date of this Agreement, Executive and the Company entered into that certain Amended and Restated Employment Agreement dated as of December 21, 2004 (the “Employment Agreement”) and that certain Employee Confidentiality and Assignment of Inventions Agreement dated December 6, 2002 (the “Inventions Agreement,” and together with the Employment Agreement, the “Existing Agreements”); and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Parent and Executive have agreed to certain amendments to the Employment Agreement, in each case as more fully described in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Company and Executive agree as follows:

ARTICLE I

EFFECTIVENESS OF AMENDMENT

1.1           This Amendment shall become effective on the date hereof but shall be null and void ab initio and of no further force and effect if the Merger Agreement is terminated pursuant to Section 8.01 thereof prior to the Effective Time.

ARTICLE II

EMPLOYMENT AGREEMENT AMENDMENT

2.1           Ratification of Employment Agreement.  Executive confirms that Executive has executed and delivered to the Company the Employment Agreement and the Inventions Agreement in the forms of Exhibits A and B hereto, respectively, and, except as set forth herein, that there have been no oral or written modifications or amendments to, or waivers of, the provisions of the Existing Agreements.

2.2           Amendments to Employment Agreement.  Executive, the Company and Parent hereby agree to amend the Employment Agreement, effective as of the date hereof, as follows:

(A)           From and after the Effective Time, the term “Company” as used in the Employment Agreement shall include the Surviving Corporation.

(B)           Section 3 of the Employment Agreement is hereby amended in its entirety to read as follows:

(a)  Base salary.  As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer of the Company and any of its subsidiaries or affiliates (“related entities”), the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, an annual salary of $451,052.00, payable in equal installments in accordance with Company practice (“Base Salary”).  The foregoing Base Salary shall be reviewed annually by the Board of Directors of the Company (the “Board”) or its Compensation Committee, which shall consider, in its sole discretion, whether to increase the same in light of increased responsibilities, changes in the cost of living and other factors which the Board may deem relevant.

(b)  Annual Performance Bonus.  In addition to the Base Salary provided for in Section 3(a) hereof, in respect of calendar year 2006 and each calendar year thereafter during the term hereof, Executive shall also be eligible to receive additional compensation in the form of an annual performance bonus (an “Annual Performance Bonus”).  The Annual Performance Bonus opportunity percentage for target level performance for Executive will be sixty percent (60%) of Base Salary, based on achieving certain financial goals to be set by the Parent in reasonable consultation with Executive.  The Annual Performance Bonus target for maximum performance (based on the goals established pursuant to the preceding sentence) shall be one hundred-twenty percent (120%) of Base Salary.  Such Annual Performance Bonus payment(s), if any, shall be paid on or before February 28 of the following calendar year.

(c) 2005 Performance Bonus.  In addition to the base salary and bonus opportunities provided for in Sections 3(a) and 3(b) hereof, in respect of calendar year 2005, Executive shall also receive additional compensation (the “2005 Bonus”) in the form of a one-time bonus equal to the greater of (i) $225,526.00

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(the “Guaranteed Amount”) and (ii) the bonus determined for 2005 based on the Company’s actual performance for 2005 under the Company’s 2005 Bonus Plan, payable on or before February 28, 2006; provided, however, that the Guaranteed Amount shall not be payable prior to (and Executive shall, except as set forth in Section 7(b)(1), be required to remain employed until) the four month anniversary of the Effective Time.

(d)  Stock Options.  Effective as of the Effective Time, Executive shall be granted stock options (the “Initial Options”) to purchase 36,000 shares of Parent’s common stock with an exercise price equal to the closing price of Parent’s common stock on the consolidated tape of the New York Stock Exchange listed shares on the day on which the Effective Time occurs.  Fifty percent of the Initial Options shall vest and become exercisable on December 31, 2007, and the remaining 50% of the Initial Options shall vest and become exercisable on December 31, 2008.  The Initial Options shall be granted pursuant to, and shall be governed by, the Parent stock option plan and related form of stock option agreement applicable to similarly situated executives of Parent.

(e)  Special Performance-Based Incentive.  In addition to the base salary, bonus opportunities, and stock options provided for in Sections 3(a), 3(b), 3(c), and 3(d) hereof, in respect of calendar years 2006 and 2007, Executive shall also be eligible to receive a Special Performance-Based Bonus (“Special Performance-Based Incentive”) related to EBITDA (“Earnings Before Interest, Taxes, Depreciation and Amortization”) targets, as set forth in Exhibit C hereto.

(C)           Section 5(b) of the Employment Agreement is hereby amended, effective as of January 1, 2006 or such earlier date as the Company’s employee benefit plans are integrated with Parent’s, in its entirety to read as follows:

(b)  Executive shall be entitled to participate in all retirement (other than defined benefit plans) and welfare plans, programs and benefits (or substantially similar programs) offered by Parent generally with respect to similarly situated executives of Parent, all as determined from time to time by Parent’s Board of Directors, in accordance with the terms and conditions of such plans and programs.

(D)           Section 5(c) of the Employment Agreement is hereby deleted.

(E)           Section 6(a) of the Employment Agreement is hereby amended to add the following at the end thereof:

Executive shall report to Parent executive Ronald A. Williams (or his successor), or Mark T. Bertolini (or his successor).  Executive shall have management responsibility to hire or terminate the employment of any employees of the Company in a manner consistent with the applicable policies and procedures of Parent.

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(F)           Section 6(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

During the term of this Agreement, Executive shall devote all of his working time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability.  Executive shall deal at all times in good faith with the Company and shall conduct himself at all times in the best interest of the Company.  During the term of this Agreement, Executive shall not own, manage, control, operate, participate in, invest in, render services for, or act as an officer, director, partner, member, employee, consultant or agent of any venture capital firm or partnership or other entity that invests in healthcare-related businesses or ventures. Notwithstanding anything herein to the contrary, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate Section 9 hereof.

(G)           The definition of “Good Reason” set forth in Section 7(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

“Good Reason” shall mean and be limited to: (1) breach by the Company of any of the material terms of this Agreement, which breach shall remain uncured 30 days after the Company’s receipt of a written notice from Executive specifying the nature of the breach; (2) relocation of the Company’s principal executive officers to a location other than the New York City metropolitan area; (3) a material diminution of Executive’s duties and responsibilities hereunder, which diminution shall remain in effect 30 days after the Company’s receipt of a written notice from Executive specifying the diminution to which he objects; (4) a material diminution of Executive’s entire compensation (defined, for purposes of this Section, to mean Executive’s base salary and bonus opportunities, as set forth in Sections 3(a), 3(b), 3(c) and 3(e)) or employee benefits hereunder (except for any diminution in such benefits that apply to similarly situated executives of Parent); (5) a failure by Parent to continue to offer until the second anniversary of the Effective Time the Company’s CareEngine services to Parent’s members in a manner substantially consistent with past practice; or (6) a failure of Parent or the Company to conduct the business of the Company substantially on a stand-alone basis until the second anniversary of the Effective Time.

(H)           Section 7(b) of the Employment Agreement is hereby amended in its entirety to read as follows:

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Upon an early termination of this Agreement, except as provided below, Executive shall not be entitled to receive further compensation hereunder for any period of time after such date.  Notwithstanding the foregoing, if (i) this Agreement is terminated in a “Severance Circumstance” (as defined below) and (ii) Executive shall have executed a valid and comprehensive release in the form prescribed by the Company of any and all claims Executive may have against the Company and any of its related entities, except as set forth in Section 7(c) hereof (the “Severance Release”), within ten days after the Company provides the same for execution by Executive:

(1)           Executive shall be entitled to receive (x) payments of Executive’s then annual Base Salary, at the rate then in effect pursuant to Section 3(a), for a period of (i) one year after the effective date of termination of employment, if such termination occurs more than twelve (12) months after the Effective Time, or (ii) two years after the effective date of termination of employment, if such termination occurs during the 12-month period following the Effective Time (in either case, the “Severance Period”) and (y) the 2005 Bonus and (z), if such Severance Circumstance is other than pursuant to Section 7(a)(1)(ii) hereof, (I) a target bonus determined under Section 3(b) for each year (or portion thereof) during the Severance Period and (II) the Special Performance-Based Incentive for calendar years 2006 and 2007 under Section 3(e) to the extent not yet paid, based on the applicable performance of the Company and pro rated based on the number of days that have elapsed from January 1, 2006 through the date of termination of this Agreement.

(2)           The Company shall continue to provide, and pay the employer portion of the applicable premiums for, coverage under plans or policies providing medical benefits, as described in Section 5 hereof (or comparable benefits), during the Severance Period.

(3)           Upon any early termination of this Agreement, except during any Severance Period, the Company shall during the Restricted Period (as defined below), continue to provide, at COBRA rates, medical coverage under the Company’s or Parent’s group health plan.

The Company shall take all actions necessary or advisable to give effect to this Section 7(b).  The Base Salary severance payments in clause 1(x) above shall be made in equal installments throughout the Severance Period at the same times at which salary payments are made to the Company’s employees generally, and any bonus payments pursuant to clause 1(y) or (z) above shall be made at the time bonus payments are generally made under the applicable bonus plan.

As used herein, the term “Severance Circumstance” means the termination of this Agreement pursuant to Section 7(a)(1) hereof or the Company’s election not to renew this Agreement at the end of its then

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current term pursuant to Section 2 hereof, except if Executive has attained the age of at least sixty five (65) at the time of the Company’s election not to renew this Agreement.

(I)  Clause (y) of Section 7(c) of the Employment Agreement is hereby amended to delete the word “Bonus” and to substitute the word “bonus” therefor.

(J)  Section 8 of the Employment Agreement is hereby amended to add the following new subsections (d) and (e) to the end thereof:

(d)  At the Closing under the Merger Agreement, Executive agrees to purchase shares of common stock in Parent having a then-current market value (based on the closing price of Parent's common stock on the New York Stock Exchange on the first trading day preceding the Closing) equal to $2,000,000.00 (the "Commitment Shares").  Executive agrees to hold and maintain (in a brokerage account selected by Executive) his record and beneficial ownership of the Commitment Shares until the earlier of (i) the twenty four (24) month anniversary of the Effective Time and (ii) the termination of this Agreement in a Severance Circumstance.

(e)  At the Closing under the Merger Agreement, Executive shall pay in full all principal, interest and other amounts owing to the Company under that certain promissory note dated December 21, 2004.

(K)           Section 9 of the Employment Agreement is hereby amended in its entirety to read as follows:

9.  NON-COMPETITION AND NON-SOLICITATION

1.           Acknowledgments.

(a)           Executive acknowledges that the Company and its Affiliates (as defined in the Merger Agreement) have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships, relationships and goodwill and build an effective organization.  Executive acknowledges that during Executive’s prior employment and association with the Company, Executive has become familiar with the Company’s and its Affiliates’ Confidential Information (as defined below), including trade secrets, and that following the consummation of the Merger, Executive will become familiar with further Confidential Information of the Company, Parent and their Affiliates including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company and Parent.  Executive acknowledges that the Company, Parent and their Affiliates have a legitimate business interest and right in protecting such Confidential Information, goodwill, employee and customer relationships, and that the Company, Parent and their Affiliates would be damaged by the disclosure of such Confidential Information and the loss or deterioration of their relationships with customers, employees, consultants, contractors, subcontractors or agents.  Executive further acknowledges that the Company, Parent

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and their Affiliates and their respective successors are entitled to protect and preserve the going concern value of the Company and its Affiliates to the fullest extent permitted by law and that Parent and Purchaser would not have entered into the Merger Agreement without Executive’s agreement to enter into this Agreement.

(b)           Executive acknowledges (i) that the business of the Company and its Affiliates is and will continue to be national in scope and (ii) notwithstanding the state of incorporation or principal office of the Company and its Affiliates, or the location of any of its or their executives or employees (including, without limitation, Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the United States.  In addition, Executive agrees and acknowledges that the potential harm to the Company, Parent and their Affiliates of the non-enforcement of this Section 9 and Section 11 outweighs any potential harm to Executive of its enforcement by injunction or otherwise.  Executive acknowledges that he has carefully read this Section 9 and Section 11 and has given special consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information and other legitimate business interests of the Company, Parent and their Affiliates now existing or to be developed in the future.  Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(c)           In light of the foregoing acknowledgments and the substantial cash consideration to be paid to Executive under the Merger Agreement, Executive agrees that the covenants contained in this Section 9 and Section 11 are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company.

2.           Non-Competition and Non-Solicitation.

(a)           Executive agrees that Executive shall not, while Executive is an employee of the Company or any of its Affiliates, and for a period of the longer of (x) three (3) years following the Effective Time and (y) two (2) years following the date of termination of Executive’s employment with the Company and its Affiliates (the longer of such periods, the “Restricted Period”), directly or indirectly (other than in Executive’s capacity as an officer, director or employee of the Company or an Affiliate of the Company):

(i)           own, manage, control, operate, participate in, consult with, advise, invest in, finance, render services for, act as an officer, director, partner, member, employee, consultant or agent of, or in any manner engage in any activities or businesses in any city, county or state of the United States or any other geographic area in which the Company is or has engaged in business (or has actively considered, to Executive’s knowledge, engaging in business) at any time during the period of Executive’s employment with the Company and/or its Affiliates (the “Restricted Area”), that are, directly or indirectly, in competition with (x) the Company and/or (y) any business conducted by any Affiliates of the Company in which Executive had any material involvement in the management or development of such business (“Material Involvement”) during the period of his employment with the Company or any of its Affiliates (collectively, “Competitive Activities”), including, without limitation (A) designing,

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researching, developing, producing, creating, marketing, licensing, providing or selling goods or services similar to or competitive with the type marketed, licensed, provided or sold by, or, to Executive’s knowledge, under active design or development by, the Company (or any Affiliate of the Company if Executive had any Material Involvement therewith) at any time during the period of Executive’s employment with the Company and/or its Affiliates; (B) providing healthcare disease management services, services similar to or competitive with the suite of services currently offered under the rubric of the Company’s “CareEngine” registered trademark, medical cost management services, or other services that are similar to or competitive with those services provided by the Company (or any Affiliate of the Company if Executive had any Material Involvement therewith) at any time during the period of Executive’s employment with the Company and/or its Affiliates, (C) soliciting or attempting to solicit any customer, supplier, licensee or other business relation (or, to Executive’s knowledge, any prospective customers, suppliers, licensees or business relation) of the Company (or any Affiliate of the Company if Executive had any Material Involvement therewith) to purchase any goods or services of the type sold by the Company (or any Affiliate of the Company if Executive had any Material Involvement therewith) from anyone other than the Company or such Affiliate, or to cease doing business with the Company or any such Affiliate, or otherwise to interfere in any way with the relationship between such customer, supplier, licensee or business relation and the Company or such Affiliate; and (D) assisting any Person in any way to do, or attempt to do, anything prohibited by (A) through (C) above;

(ii)           (A) soliciting, recruiting, hiring, engaging or attempting to hire or engage, whether on Executive’s own behalf or the behalf of any other Person, any employees, contractors or consultants of the Company or its Affiliates or Persons who have worked or provided services for the Company or any of its Affiliates; provided, however, that the restrictions set forth in this Section 2(a)(ii) shall not apply to Persons whose employment or relationship with the Company (or an Affiliate of the Company) was terminated more than twelve (12) months prior to such solicitation, recruitment, hiring, engagement or attempted hiring or engagement; (B) soliciting or encouraging any employee, contractor or consultant of the Company or its Affiliates to leave the employment of or cease providing services for the Company or its Affiliates; and (C) intentionally interfering with the relationship of the Company or its Affiliates with any Person who or which is employed by or otherwise engaged to perform services for the Company or its Affiliates; or

(iii)           establish or assist any other Person in establishing in the Restricted Area any new business which engages in Competitive Activities.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the foregoing covenants will not be deemed breached as a result of Executive’s passive ownership of less than an aggregate of one percent (1%) of any class of publicly-traded securities of a Person engaged, directly or indirectly, in Competitive Activities.

(c)           If any portion of the restrictions set forth in this Section 9 or Section 11 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not be adversely affected.  If a court declines to enforce this Section 9 or Section 11, in whole or in part, the parties agree to modify this Agreement in a manner consistent with the parties’ original intent to provide the

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Company with the maximum protection of the Company’s business interests as allowed by law and to be bound by this Agreement as modified.

           (L)           Section 11 of the Employment Agreement is hereby amended in its entirety to read as follows:

11.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)           Executive acknowledges that all Confidential Information of the Company and its Affiliates (including Parent after the Effective Time) obtained by Executive while employed by the Company or its Affiliates (both prior to and following the date hereof) are the property of the Company and/or such Affiliates, as applicable.  Therefore, for so long as Executive serves as an officer, director or employee of the Company or any of its Affiliates and at all times thereafter, Executive agrees that Executive shall not copy and distribute, furnish or otherwise disclose to any unauthorized Person or utilize, any Confidential Information without the prior written consent of (x) the President of Parent or his or her duly authorized designee (in the case of Confidential Information of Parent or its Affiliates (other than the Company and its Subsidiaries)) and (y) the Company Board (in the case of Confidential Information of the Company and its Subsidiaries), other than in a good faith effort to promote the interests of the Company and its Affiliates, unless and to the extent that any Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions or as required by law or as ordered by a court; provided, however, that in any such event, (A) Executive shall promptly notify in writing the Company or Parent (as the case may be), and consult with and assist the Company or Parent (as the case may be), in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company or Parent (as the case may be), waive compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which is required to be disclosed and shall exercise commercially reasonable efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person and (C) the Company or Parent (as the case may be), shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)           For purposes of this Agreement, “Confidential Information” means all secret, confidential or proprietary information, knowledge or data (whether or not in written form) of or relating to the Company or any of its Affiliates (including Parent after the Effective Time), or their customers, suppliers or contractors or any other third parties in respect of which the Company or its Affiliates has or has had or may have a business relationship or owes or has owed a duty of confidentiality, or their respective businesses or products (current, former and prospective), and that is not known to the public generally other than as a result of the Executive’s breach of this Agreement, including but not limited to:  technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market studies, surveys and forecasts; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists.  Without limiting the foregoing, the existence of, and any information concerning,

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any dispute between Executive and the Company or its Affiliates shall constitute Confidential Information, except that Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)  Executive acknowledges that all notes, memoranda, specifications, devices, formulas, plans, reports, records, files, lists, drawings, documents, models, equipment, property, computer and computer tapes, printouts, software or intellectual property, and other documents and data relating to the businesses of the Company or its Affiliates in whatever form (including electronic), and all copies thereof, that are received or created by Executive while an officer, director or employee of the Company or an Affiliate of the Company (including but not limited to Confidential Information), whether prior to or following the date hereof, are and shall remain the property of the Company or its Affiliates; and Executive shall immediately return such property to the Company or its Affiliates (as the case may be) upon the termination of Executive’s employment and, in any event, at the Company’s or its Affiliate’s request (whether during or after Executive’s employment with the Company).  Executive further agrees that any property situated on the premises of the Company or its Affiliates and owned by any of the foregoing, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company or its Affiliates at any time with or without notice.

(d)           Executive agrees that the provisions of, covenants provided for in this Agreement, including the term of the Restricted Period and the geographical area encompassed in such covenants, are necessary and reasonable in order to protect Parent, the Company, utilization of the Company’s assets, tangible and intangible, including goodwill, and to preserve and protect the business and tangible and intangible assets of the Company and its Affiliates, including their goodwill, and the customers and trade secrets of which Executive has and will have knowledge, and in consideration for Parent and Purchaser entering into and performing under the Merger Agreement.  The Company and Executive agree that the execution, delivery and performance of this Agreement is in consideration of and a condition to the consummation of the Merger, and the parties do not ascribe and cannot ascribe a separate consideration or value to the covenants provided in this Agreement.

(e)           During the Restricted Period, the parties hereto shall not, whether in writing or orally, criticize (excluding criticism shared internally within the Company and its Affiliates made in connection with Executive’s duties as an executive level employee of the Company or any of its Affiliates), denigrate or disparage Executive, on the one hand, or Parent or the Company, on the other hand, or any of their respective Affiliates or any of their respective current or former directors, officers, employees, executives, agents or representatives, or any of their respective direct and indirect successors, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light.

(M)           Section 12(a) of the Employment Agreement is hereby amended in its entirety to read as follows:

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(a)  Executive acknowledges that a violation by Executive of any of the covenants contained in Section 9, 10 or 11 (the “Restrictive Covenants”) would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company and Parent shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 9 or 11 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company or Parent may have for damages under this Agreement or otherwise, and all rights of the Company and Parent shall be unrestricted.  No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

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EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AMENDMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY

Date of Execution: May 12, 2005	By:	/s/ James L. Starr
Name: James L. Starr
Title: Chief Financial Officer

PARENT

Date of Execution: May 12, 2005	By:	/s/ John L. Bridge
Name: John L. Bridge
Title: Vice President, Business Development

LONNY REISMAN, M.D.

Date of Execution: May 12, 2005	By:	/s/ Lonny Reisman
Address:
Phone:
Fax:

EXHIBIT A

EMPLOYMENT AGREEMENT
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 21, 2004 between Active Health Management, Inc., a Delaware corporation with an office at 102 Madison Avenue, New York, New York  10016 (the “Company”), and Lonny Reisman, M.D., an individual residing at 18 Sutton Terrace, Jericho, New York  11753 (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company (formerly known as ARMS Corporation) and Executive are parties to an Employment Agreement dated as of September 1, 1998 (the “Original Employment Agreement”), and the Company and Executive wish to amend and restate the terms of the Original Employment Agreement as hereinafter set forth;

WHEREAS, the Company wishes to continue to retain the services of Executive on terms and conditions mutually agreeable and beneficial to the Company and Executive; and

WHEREAS, Executive is willing to continue to render his services to the Company pursuant to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereby agree as follows:

1. EMPLOYMENT.  The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive shall serve in the position of Chief Executive Officer of the Company.

2. TERM.  This Agreement shall commence on the date hereof and shall continue in full force and effect until December 31, 2008.  Thereafter, this Agreement shall automatically be renewed for successive terms of one year each unless either party shall give the other party written notice, at least 90 days prior to the end of the then current term, of its or his intent not to renew this Agreement.  Notwithstanding the foregoing, this Agreement may be terminated prior to the expiration of the then current term under the circumstances described in Section 7 below in accordance with the provisions thereof.

3. COMPENSATION.

(a)            Base Salary.  As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer of the Company and any of its subsidiaries or affiliates (“related entities”), the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, an annual salary of $365,000.00, payable in equal installments in accordance with Company practice. The foregoing salary shall be reviewed annually by the Board of Directors of the Company (the “Board”) or its Compensation Committee, which shall consider, in its sole discretion, whether to increase the same in light of increased responsibilities, changes in the cost of living and other factors which the Board may deem relevant.

(b)            Other Compensation.  In addition to the base salary provided for in Section 3(a) hereof, in respect of calendar year 2004 and each calendar year thereafter during the term hereof, Executive shall also be eligible to receive additional compensation in the form of a performance bonus (a “Bonus”) for such year pursuant to a bonus plan established and administered by the Board (or its Compensation Committee), in its sole discretion, for the benefit of the Company's senior management.  The amount of the Bonus for each year, if any, shall be a function of Executive's efforts and performance, as well as the Company's growth, results of operations and financial condition, and such other factors as the Board (or its Compensation Committee) may, in its sole discretion, deem relevant.  The Company shall have no obligation to establish such a bonus plan, or to pay to Executive any Bonus thereunder, if the Board (or its Compensation Committee), in its sole discretion, determines not to establish such a plan and/or not to make a payment under such a plan to Executive.

4.            EXPENSES.  The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder.  Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5.            OTHER BENEFITS.

(a)           Executive shall be entitled to vacation at the rate of four (4) weeks per year, with vacation time to accrue based upon the accrual schedule set forth in the Company's Employee Handbook.  All vacation days shall be taken at such times as do not unreasonably interfere with the business of the Company.  Executive may be entitled to carry unused vacation time forward from year to year, and to be compensated for any unused vacation time, in accordance with the policy of the Company with respect to such matters in effect from time to time.

(b)           Executive shall be entitled to participate in all pension and welfare plans, programs and benefits offered by the Company generally with respect to senior officers of the Company, all as determined from time to time by the Company's Board of Directors, in accordance with the terms and conditions of such plans and programs.

(c)           The Company shall provide medical malpractice insurance coverage covering acts and omissions of Executive as a physician, which coverage shall include acts and omissions of Executive in the private practice of medicine as described in Section 6(b) below.

6.            DUTIES.

(a)            Executive shall be subject to the direction of the Board of Directors of the Company.  Executive shall perform such duties and functions appropriate to the position of Chief Executive Officer as the Board of Directors of the Company shall from time to time determine. At the request of the Board of Directors of the Company, Executive shall serve as a senior officer and/or director of any related entity of the Company.

(b) During the term of this Agreement, Executive shall devote all of his working time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability.  Executive shall deal at all times in good faith with the Company and shall conduct himself at all times in the best interest of the Company.  Notwithstanding anything herein to the contrary, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive's performance of his duties hereunder and do not violate Section 9 hereof.  Without limiting the generality of the foregoing, the occasional private practice of medicine, in accordance with Executive's medical licenses and consistent with his board certifications, shall be deemed to be described in this Section 6(b) and shall be deemed not to unreasonably interfere with Executive's performance of his duties hereunder and not to violate the provisions of Section 9 hereof; provided, that such private practice of medicine shall not require more than an average of five (5) hours per week of Executive's time during normal business hours.

(c) The principal location at which Executive shall perform his duties hereunder shall be at the offices of the Company in New York, New York, or as reasonably changed in the future, although Executive understands and agrees that he will be required to travel from time to time for business reasons.

7.            TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)            This Agreement and Executive's employment hereunder shall be terminated:

(1) (i) at any time for any reason which would not constitute “Justifiable Cause” (as hereinafter defined), upon 90 days’ prior written notice of termination from the Company to Executive or (ii) at any time under circumstances constituting “Good Reason” (as such term is hereinafter defined), upon 10 days’ prior written notice of termination from Executive to the Company; or

(2) (i) following the determination by the Board that there is Justifiable Cause for such termination, upon 10 days’ prior written notice of termination from the Company to Executive or (ii) at any time for any reason other than Good Reason, upon 30 days’ prior written notice of termination from Executive to the Company; or

(3) immediately upon the death of Executive; or

(4) in the event of the “Disability” (as hereinafter defined) of Executive, upon 30 days’ prior written notice from the Company to Executive.

As used herein, the following capitalized terms shall have the following meanings:

“Justifiable Cause” shall mean and be limited to: (1) Executive’s conviction (which, through lapse of time or otherwise, is not subject to appeal) of or pleading guilty to any crime (i) involving theft, embezzlement or other misappropriation of money or other property of the Company, its related entities or any other business enterprise; (ii) involving moral turpitude;

or (iii) which constitutes a felony in the jurisdiction involved; (2) Executive’s engagement in a fraudulent act to the material damage or prejudice of the Company or its related entities or in conduct or activities materially damaging to the property, business or reputation of the Company or its related entities (including, without limitation, gross negligence in the performance of Executive’s duties hereunder or any act which may expose the Company to liability for violation of the civil rights of any other employee of the Company), all as reasonably determined by the Board; (3) Executive’s substantiated illegal use of controlled substances; (4) the entry of an order of a court that remains in effect and is not discharged for a period of at least 60 days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any material contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person; or (5) a breach by Executive of any of the material terms of this Agreement, as reasonably determined by the Board.

“Good Reason” shall mean and be limited to: (1) breach by the Company of any of the material terms of this Agreement, which breach shall remain uncured 30 days after the Company's receipt of a written notice from Executive specifying the nature of the breach; (2) relocation of the Company’s principal executive officers to a location more than 50 miles from New York, New York; (3) a material diminution of Executive’s duties and responsibilities hereunder, which diminution shall remain in effect 30 days after the Company’s receipt of a written notice from Executive specifying the diminution to which he objects; or (4) a material diminution of Executive’s entire compensation or employee benefits hereunder.

“Disability” shall have the meaning assigned to such term in any long-term disability plan or program of the Company in which Executive is entitled to participate; provided, however, that in the absence of any such plan or program, “Disability” shall mean Executive’s inability to substantially perform his duties hereunder by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for any substantially continuous period of not less than six (6) months.

(b)            Upon any early termination of this Agreement, except as provided below, Executive shall not be entitled to receive further compensation hereunder for any period of time after such date.  Notwithstanding the foregoing, if (i) this Agreement is terminated in a “Severance Circumstance” (as defined below) and (ii) Executive shall have executed a valid and comprehensive release in the form prescribed by the Company of any and all claims Executive may have against the Company and any of its related entities, except as set forth in Section 7(c) hereof (the “Severance Release”), within ten days after the Company provides the same for execution by Executive:

(1) Executive shall be entitled to receive payments of Executive’s then annual salary, at the rate then in effect pursuant to Section 3(a), for a period of one year after the effective date of termination (the “Severance Period”);

(2) The Company shall continue to provide, at the Company’s expense, coverage under plans or policies providing employee benefits as described in Section 5 hereof (or comparable benefits) during the Severance Period;

(3) Notwithstanding anything to the contrary contained in the Company’s Series Fl Stock Option Plan (the“F1 Plan”) or any other stock option plan of the Company relating to options (“Fl Options”) to purchase shares of the Company's Series Fl Preferred Stock, par value $.01 per share (“Fl Preferred”), or in the Incentive Stock Option Agreement made as of September 10, 2002 (the “2002 Fl Option Agreement”) or any other stock option agreement relating to Fl Options, (A) Executive’s Fl Options outstanding on the date of termination (including, without limitation, his Fl Options to purchase 1,175,000 shares of F1 Preferred (the “2002 Fl Options”), pursuant to the 2002 F1 Option Agreement and the F1 Plan) shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof as if Executive remained in the employ of the Company, through the second (2nd) anniversary of the date of such termination (the “Vesting Termination Date”), and (B) the expiration date of the exercise period for all such Fl Options (including, without limitation, the 2002 Fl Options) shall be the Vesting Termination Date, and all such Fl Options which are vested shall be exercisable on or prior to such date; and

(4) Notwithstanding anything to the contrary contained in the Company’s Amended and Restated 1999 Stock Option Plan (the “Common Plan”) or any other stock option plan of the Company relating to options (“Common Options”) to purchase shares of Common Stock of the Company (“Common Stock”), or in the Non-Qualified Stock Option Agreement made as of December 21, 2004 (the “2004 Common Option Agreement”) or any other stock option agreement relating to Common Options, (A) Executive’s Common Options outstanding on the date of termination (including, without limitation, his Common Options to purchase 100,000 shares of Common Stock (the “2004 Common Options”) pursuant to the 2004 Common Option Agreement and the Common Plan) shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof as if Executive remained in the employ of the Company through the Vesting Termination Date, and (B) the expiration date of the exercise period for all such Common Options (including, without limitation, the 2004 Common Options) shall be the Vesting Termination Date, and all such Common Options which are vested shall be exercisable on or prior to such date.”

The Company shall take all actions necessary or advisable to give effect to this Section 7(b). Such severance payments in clause (x) above shall be made in equal installments throughout the Severance Period at the same times at which salary payments are made to the Company’s employees generally.

As used herein, the term “Severance Circumstance” means the termination of this Agreement pursuant to Section 7(a)(1) hereof or the Company’s election not to renew this Agreement at the end of its then current term pursuant to Section 2 hereof.

(c)            Immediately upon termination of this Agreement, at the election of the Company’s Chairman of the Board, Executive shall cease all activities at or on behalf of the Company and shall return to the Company all documents, records and files of the Company, and the Company shall have no further obligations to Executive except for payment of (w)

Executive’s annual salary earned through the termination date; (x) reimbursable expenses incurred by Executive prior to the termination date; (y) any Bonus payable to Executive in respect of any prior bonus period which remains unpaid; and (z) if applicable, severance payments and other termination benefits set forth in subsection (b) above.  Notwithstanding the foregoing, the indemnification provisions set forth in Section 8(a) hereof shall survive any termination of this Agreement.

(d)            In the event of the termination or expiration of this Agreement for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy the Company may have, to deduct from any monies otherwise payable to Executive the full amount of any debt Executive may owe to the Company or any of its related entities at the time of or subsequent to the termination or expiration of this Agreement.  In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

8.            REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a) Executive represents and warrants to the Company that the execution, delivery and performance by Executive of this Agreement will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach or default on the part of Executive under any agreement or understanding, whether written or oral, to which Executive is a party or by which he is bound.  Executive shall indemnify and hold harmless the Company from and against any liabilities, claims, damages and expenses for any losses resulting from any such conflict, violation, breach or default.

(b) Executive agrees that he shall comply with any and all employee handbooks, policy manuals and similar documents of the Company.

(c) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining any type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.            NON-COMPETITION; NON-SOLICITATION; ETC.

(a)            In consideration of the Company's award to Executive the 2004 Common Options on or about the date of this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Executive agrees that during the “Non-Compete Period” (as defined below), Executive shall not, directly or indirectly, as owner, lender, partner, joint venturer, stockholder, employee, agent, principal, trustee, officer, director, or in any capacity whatsoever, engage in, become financially interested in, be employed by, or render any consultation or business advice or other services with respect to (i) any business which provides or offers products or services, in any geographic area in the United States of America, which are competitive with any products or services of the Company or any of its related entities in the following lines of business: (x) healthcare disease management, (y) the line of business consisting of the suite of services currently offered under the rubric of the Company’s “CareEngine” registered trademark or (z) any other line of business in which the

Company or any of its related entities is materially engaged during the period of Employee’s employment hereunder or (ii) any business conducted under any corporate or trade name utilized by the Company or any related entity without the prior written consent of the Company; provided, however, that Executive may own any securities of the Company or any of its related entities, and any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such publicly traded corporation.

As used herein, the term “Non-Compete Period” shall mean the period during the term of this Agreement and a further period of two (2) years following the expiration or termination of this Agreement for any reason pursuant to Section 7(a) hereof, whether or not Executive timely executes the Severance Release (if applicable) as called for by Section 7(b) hereof; provided, in the case of a termination pursuant to Section 7(a)(1) hereof, the Non-Compete Period shall be deemed to cease if the Company fails to pay when due any periodic installment of the severance obligation pursuant to Section 7(b) hereof and such payment default shall remain uncured 10 days following the Company’s receipt of a written default notice from Executive.”

(b) In addition, Executive agrees that during the term hereof and for a period of two (2) years thereafter he shall not, directly or indirectly: (i) request or cause any suppliers or customers with whom the Company or any of its related entities has a business relationship to cancel, terminate or diminish any such business relationship with the Company or any of its related entities; (ii) solicit, interfere with or entice or hire from the Company or any of its related entities any employee of the Company or any of its related entities (or former employee who had terminated his or her employment with the Company or any of its related entities during the three-month period prior to the expiration or termination of this Agreement); or (iii) in any communications with any customer, investor, vendor, business partner or client of the Company or any of its related entities, criticize, ridicule or make any statement which disparages or is derogatory of the Company or any of its related entities or any of their respective officers, directors, agents or employees.

(c) If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d) Executive acknowledges that the historical business operations of the Company and its related entities have been conducted throughout the United States, that the sales and marketing prospects of such organizations are for continued expansion throughout the United States and that, therefore, the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company and its related entities.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(e) Notwithstanding anything herein to the contrary, this Section 9 shall automatically terminate with respect to the Company or any of its related entities (x) upon the dissolution of such entity or (y) if a court of competent jurisdiction shall enter an order, judgment or decree approving a petition seeking liquidation of such entity under Chapter 7 of the United

States Bankruptcy Code, or under comparable provisions of any state insolvency laws, and such order, judgment, decree is not dismissed or vacated within a period of sixty (60) consecutive days.

10.           INTELLECTUAL PROPERTY

(a) Executive agrees that any innovations, improvements or business concepts that he may develop or suggest during the term of this Agreement relating to the work or projects carried on by Executive on behalf of the Company or any of its related entities and any other results or proceeds of Executive’s employment by the Company (collectively, the “Works and Intellectual Property”) shall constitute works-made-for-hire and shall be the exclusive property of the Company.  Executive further agrees to make full disclosure thereof to an authorized representative of the Company, and to no other person without the consent of the Chairman of the Board of the Company and, to the extent any of the Works and Intellectual Property do not legally constitute a work-made-for-hire and/or there are any other rights with respect to the Works and Intellectual Property that do not accrue to the Company pursuant to the preceding sentence, Executive hereby irrevocably assigns and agrees to assign without further compensation all such Works and Intellectual Property and all rights thereto, domestic and foreign, to the Company.  Executive hereby agrees to execute all documents whatsoever that may be necessary to transfer to and vest in the Company all right, title and interest in and to all of the Works and Intellectual Property.

(b) All documents, data, recordings or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment hereunder shall remain the exclusive property of the Company.

11.          NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive shall not, during the term of this Agreement, or at any time thereafter, directly or indirectly, disclose or permit to be known (other than (i) as required in the regular course of his duties, including without limitation disclosures to the Company’s advisors and consultants, or (ii) as required by law, in which case Executive shall give the Company prior written notice of such required disclosure) to any person, firm or corporation any Confidential Information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its related entities, the directors of the Company or its related entities, any client of the Company or any of its related entities, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Notwithstanding the foregoing, Executive may disclose Confidential Information to his personal legal and financial advisors in the course of obtaining their advice and counsel.  Any breach by any of such advisors of the terms of this Section 11 shall be deemed a breach by Executive.

(b) The term “Confidential Information” shall mean all information and know-how (whether or not in writing) of a confidential, secret, private or proprietary nature concerning the Company, any of its related entities and their respective businesses and affairs and shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  Notwithstanding anything to the contrary contained herein, Confidential Information shall not include (i) any information which is or becomes publicly available other than pursuant to a breach of Sections 11(a) or 11(c) by Executive or (ii) information which is independently developed by Executive after the expiration or termination of this Agreement without making use of the Confidential Information.

(c)            All Confidential Information and documents and materials containing Confidential Information of the Company or any of its related entities shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon expiration or termination of this Agreement, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in Executive’s possession or control shall be returned to and left with the Company.

12.           SPECIFIC PERFORMANCE; RELEASE OF COMPANY OBLIGATIONS.

(a) Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its related entities and that money damages would not provide an adequate remedy to the Company.

(b) If Executive breaches his obligations pursuant to the Restrictive Covenants, then without limiting any other remedy that the Company may have at law, the Company shall be released from any remaining obligation to Executive that it would otherwise have thereafter.

13.            AMENDMENT OR ALTERATION.  No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.            GOVERNING LAW; VENUE.  This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed therein, without giving effect to its principles of conflicts of law.  The parties hereto irrevocably and exclusively submit to the jurisdiction of the courts of the state of New York and the federal courts of the United States located in the Southern District of New York, and any appellate court from any thereof, with respect to any suit, action or proceeding pertaining to this Agreement.

15. SEVERABILITY.  The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

16. NOTICES.  Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

17. WAIVER OR BREACH.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any other provision or of any subsequent breach by that same party.

18. ENTIRE AGREEMENT; SUPERSESSION; AMENDMENT; BINDING EFFECT.  This Agreement contains the entire agreement between the Company and its related entities, on the one hand, and Executive, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements, both written and oral, between the Company and its related entities, on the one hand, and Executive, on the other hand, with respect to the subject matter hereof including, without limitation, the Original Employment Agreement (except for Sections 13 and 14 thereof and the documents referenced therein, which shall remain in full force and effect).  This Agreement may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns, provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

19. WITHHOLDINGS.  All amounts paid to Executive under this Agreement shall be subject to customary withholdings for income taxes, F.I.C.A. and similar charges.

20. SURVIVAL.  Except as otherwise expressly provided herein, the termination or the expiration of this Agreement shall not affect the enforceability of Sections 7(b), 7(c), 7(d), 8(a) and (b), and 9 through 23 hereof.

21. FURTHER ASSURANCES.  The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

22. CONSTRUCTION OF AGREEMENT.  No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

23. HEADINGS.  The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACTIVE HEALTH MANAGEMENT, INC.

By:	/s/ Albert S. Waxman
Albert S. Waxman, Ph. D.
Chairman of the Board

/s/ Lonny Reisman
Lonny Reisman, M.D.

EXHIBIT B

EMPLOYEE CONFIDENTIALITY AND ASSIGNMENT OF INVENTIONS AGREEMENT

I understand that Active Health Management, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), has developed and used, and will be developing and using information and know-how, both tangible and intangible, that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and the unauthorized disclosure of which could be detrimental to the interests of the Company (collectively, “Confidential Information”).  Confidential Information includes, but is not limited to, (i) formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects; (ii) information about costs, profits, markets, sales, contracts and lists of suppliers and customers (whether actual or prospective); (iii) business, marketing, and strategic plans; (iv) forecasts, unpublished financial information, budgets and projections; and (v) employee personnel files and compensation information.  This information was developed and will be developed by Company at great expenses and constitutes trade secrets of Company.  To safeguard its Confidential Information, Company has instituted policies and procedures to protect such information.  In connection with my employment by Company, I will come into contact with Confidential Information.  I understand that the Confidential Information is vital to the success of Company’s business and, in consideration of my employment by Company and the consideration to be paid to me for my services, I state the following:

1.           I agree that during and after my term of engagement with Company:

(a) I shall keep secret all Confidential Information and not reveal or disclose it to anyone outside of Company, except with Company’s prior written consent;

(b) I shall not make use of any such Confidential Information for my own purposes or the benefit of anyone other than Company; and

(c) I shall deliver promptly to Company, upon the termination of my engagement and at any time Company may so request, all software, data, memoranda, notes, records and other documents (and all copies thereof) constituting or relating to such Confidential Information which I may then possess.

2.           All work which I create in connection with my engagement shall be considered to be “works made for hire” under the U.S. Copyright Act, 17 U.S.C. 101 et seq.  In the event a work is not construed to be a work made for hire, I assign, and will assign to Company all my rights and interests in any developments, designs, inventions, improvements, trade secrets, trademarks, copyrightable subject matter or proprietary information which I have made or conceived, or may make or conceive, either solely or jointly with others and either on or off Company’s premises, (i) while providing services to Company, (ii) with the use of the time, materials or facilities of Company, (iii) relating to any product, service or activity of Company of which I have knowledge, or (iv) suggested by or resulting from any work performed by me for Company (collectively, the “Developments”).  I agree that I have no proprietary interest in any Developments, including any patent, copyright, trademark and trade secret rights.  Any and all programs, inventions and other works of authorship developed by me while performing services for Company are created for and owned exclusively by Company.  I agree that I shall sign any papers necessary for patents, copyrights or trademarks to conform to and protect the interest of Company in the Developments and that I shall not register, file or obtain any patent, copyright or trademark covering any of Developments in my own name and I further agree to provide necessary assistance to protect, enforce or perfect Company’s rights and interests in such patents, copyrights and trademarks.

3.           I understand that this Agreement shall be governed by and construed in accordance with the laws of the State of New York.  I understand that any suit, action or proceeding for enforcement of this Agreement may be brought in a court located in the county and City of New York and I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any such court.

AGREED TO AND ACCEPTED:

Name	Lonny Reisman

Signature:	/s/ Lonny Reisman

Date:	12/6/02

EXHIBIT C

Special Bonus Opportunity
Based on Company Financial Performance for 2006 and 2007

INTENTIONALLY OMITTED